Exhibit 10.11

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

OF LEASES AND SERVICE CONTRACTS

This Bill of Sale and Assignment and Assumption of Leases and Service Contracts (this “Agreement”) is made and entered into this 19th day of August, 2015, by and between AR I BORROWER, LLC, a Delaware limited liability company (“Seller”), and BR ASHTON I OWNER, LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Bluerock Real Estate, L.L.C. (“Original Purchaser”) have previously entered into that certain Purchase and Sale Agreement and Escrow Instructions, dated May 12, 2015, having AR Owner, LLC join as an additional party for the limited purposes set forth therein, as amended and as assigned by Original Purchaser to Purchaser (as amended and assigned, the “Contract”);

WHEREAS, concurrently with the execution and delivery of this Agreement and pursuant to the Contract, Seller is conveying to Purchaser, by Special Warranty Deed, (i) those certain tracts or parcels of real property located in Mecklenburg County, North Carolina, and more particularly described on Exhibit A attached hereto and made a part hereof (collectively, the “Land”), (ii) all rights, easements and appurtenances pertaining to the Land (collectively, the “Related Rights”), and (iii) all buildings, structures, fixtures and other improvements on and within the Land (the “Improvements”; and the Land, the Related Rights and the Improvements being sometimes collectively referred to as the “Real Property”);

WHEREAS, Seller has agreed to convey to Purchaser certain personal property and assign to Purchaser certain leases and service contracts as hereinafter set forth;

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Purchaser hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.           Bill of Sale.

(a)           Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest in, to and under the Phase I Personal Property and the Phase I Plans, Licenses and Permits. Seller warrants to Purchaser that Seller owns good and marketable title to the Phase I Personal Property, that the Phase I Personal Property is free and clear of all liens, charges and encumbrances other than the Phase I Permitted Exceptions (as defined in the Contract), and that Seller has full right, power and authority to sell the Phase I Personal Property and to make this Bill of Sale. Seller further warrants to Purchaser that Seller has not assigned or conveyed to any third party its right, title and interest, if any, in the Phase I Plans, Licenses and Permits.

(b)          “Phase I Personal Property” shall have the meaning ascribed to such term in the Contract.

(c)           “Phase I Plans, Licenses and Permits” shall have the meaning ascribed to such term in the Contract.

2.           Assignment and Assumption of Phase I Leases.

(a)          Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest as landlord in, to and under all tenant leases identified on Exhibit B attached hereto (collectively, the “Assigned Leases”), together with all refundable tenant security and other refundable deposits owing to tenants by the express terms of the Assigned Leases, minus any documented amounts properly applied by Seller pursuant to the terms of such Assigned Leases, as of the date of this Agreement, together with any interest owing thereon pursuant to the terms of the Assigned Leases or applicable law (collectively, the “Phase I Deposits”). The assignment of the Phase I Deposits has been made by means of a credit or payment on the closing statement executed by Seller and Purchaser pursuant to the Contract.

(b)          Purchaser hereby assumes all of the covenants, agreements, conditions and other terms and provisions stated in the Assigned Leases which, under the terms of the Assigned Leases, are to be performed, observed, and complied with by the landlord from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable as landlord under the Assigned Leases for obligations arising or accruing from and after the date hereof.

(c)          Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with the landlord’s obligations under any of the Assigned Leases arising or accruing during the period from and after the date hereof, including, without limitation, claims made by tenants with respect to the Phase I Deposits on or after the date hereof (but only to the extent paid or assigned to Purchaser or for which Purchaser has received a credit or payment at Closing). Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the failure of Seller to have performed, observed or complied with the landlord’s obligations under any of the Assigned Leases prior to the date hereof, including, without limitation, claims made by tenants with respect to the Phase I Deposits arising before the date hereof (to the extent such Phase I Deposits were not paid or assigned to Purchaser or for which Purchaser did not receive a credit or payment at Closing).

(d)          For purposes of this Paragraph 2, the word “landlord” means the landlord, lessor or other equivalent party under any of the Assigned Leases, and the word “tenant” means the tenant, lessee or other equivalent party under any of the Assigned Leases.

3.           Assignment and Assumption of Phase I Contracts.

(a)          Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest in, to and under those service, supply, equipment rental and similar agreements set forth on Exhibit C attached hereto and made part hereof by this reference (collectively, the “Phase I Contracts”).

(b)          Purchaser hereby assumes all of the covenants, agreements, conditions, terms, and provisions stated in the Phase I Contracts which, under the terms of the Phase I Contracts, are to be performed, observed, and complied with by the property owner from and after the date of this Agreement. Purchaser acknowledges that Purchaser shall become solely responsible and liable under the Phase I Contracts for obligations arising or accruing from and after the date hereof, including with respect to any and all payments coming due under the Phase I Contracts for which Purchaser has received a credit or payment on the closing statement executed by Purchaser and Seller, if any (the “Credited Payments”).

(c)          Purchaser shall indemnify, hold harmless and defend Seller from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Seller by reason of the failure of Purchaser to perform, observe and comply with its obligations under any of the Phase I Contracts arising or accruing during the period from and after the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments on or after the date hereof (to the extent paid or assigned to Purchaser or for which Purchaser received a credit or payment at Closing). Seller shall indemnify, hold harmless and defend Purchaser from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Purchaser by reason of the failure of Seller to have performed, observed or complied with its obligations under any of the Phase I Contracts prior to the date hereof, including without limitation, claims made by any other contract party with respect to the Credited Payments arising before the date hereof (to the extent such Credited Payments were not paid or assigned to Purchaser or for which Purchaser did not receive a credit or payment at Closing).

4.           Qualifications. This Agreement is subject to the Phase I Permitted Exceptions (as defined in the Contract). This Agreement is also subject to those provisions of the Contract limiting Seller's liability to Purchaser.

5.           Counterparts. This Agreement may be executed in two or more identical counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

6.           Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

7.           Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of North Carolina.

[signatures commence on the following page]

EXECUTED effective as of the date first above written.

SELLER:

AR I BORROWER, LLC,
a Delaware limited liability company

By:	AR OWNER, LLC,
a Delaware limited liability company,
its Sole Member and Sole Manager

	By:	AR DEVELOPER, LLC,
a Georgia limited liability company,
its Managing Member

		By:	CATALYST DEVELOPMENT
PARTNERS II, LLC,
a Georgia limited liability company,
its Sole Member and Sole Manager

			By: :	/s/ Robert Meyer
			Name:	Robert Meyer
			Title:	Manager/Officer

PURCHASER:

BR ASHTON I OWNER, LLC,
a Delaware limited liability company

By:	BRG Ashton NC, LLC,
a Delaware limited liability company,
its Sole Member

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

EXHIBIT A

Legal Description

Lying and being situate in Mecklenburg County, North Carolina, and being more particularly described as follows:

Being all of Parcels 1, 2 and the areas shown as the sixty-six (66) foot public right-of-way (“Prosser Way”) and the fifty (50) foot public right of way (“Skinner Lane”), as shown on a plat recorded in Map Book 53, page 886, and Parcel 3A as shown on a plat recorded in Map Book 55, page 355, Mecklenburg County Register of Deeds, reference to which is hereby made for a more particular description.

TOGETHER WITH the rights and easements conferred by that Sewer Easement Agreement recorded in Book 18053, at page 845, Mecklenburg County Register of Deeds, as amended by First Amendment to Sewer Agreement recorded in Book 20732, at page 68, and Second Amendment to Sewer Easement Agreement recorded in Book 22541, at page 189.

TOGETHER WITH easements contained in that Declaration of Easements, Covenants and Restrictions recorded in Book 28849 at page 615, Mecklenburg County Register of Deeds.

EXHIBIT B

Assigned Leases

[see Rent Roll attached hereto]

EXHIBIT C

Contracts

1.	That certain Advertiser Agreement by and between Catalyst and Network Communications, Inc. d/b/a Apartment Finder dated May 19, 2014;

2.	That certain Ad Insertion Agreement by and between For Rent Media Solutions and Greystar dated February 8, 2012;

3.	That certain Advertising Agreement by and between Greystar Real Estate Partners, LLC and Apartment Guide dated January 31, 2015;

4.	That certain Advertising Agreement by and between Apartment Guide and Ashton Reserve at Northlake dated March 26, 2013;

5.	That certain Pest Control Service Agreement by and between Ashton Reserve at Northlake and Cramer Pest Control dated June 4, 2014;

6.	That certain Preventative Maintenance Agreement by and between Jasko Fitness Solutions, Inc. and Ashton Reserve at Northlake;

7.	That certain Full Maintenance Agreement by and between New River Landscaping and Ashton Reserve at Northlake dated February 18, 2014;

8.	That certain Order Form to Master Services Agreement by and between NWP Services Corporation and Northlake Investors 288, LLC for Ashton Reserve Northlake dated February 25, 2015;

9.	That certain PPC Advertising Agreement by and among Standing Dog Interactive, Greystar and Ashton Reserve dated January 13, 2015;

10.	That certain Commercial Propane Gas Sales Agreement by and between Suburban Propane and Ashton Reserve dated November 13, 2013;

11.	That certain Change Order to Proposal or Contract by and between Suburban Propane and Ashton I Borrower LLC dated Decmber 5, 2013;

12.	That certain Guaranteed Maintenance Agreement by and between Systel Business Equipment Co., Inc. and Ashton Reserve at Northlake dated March 12, 2012;

13.	That certain Guaranteed Maintenance Agreement by and between Systel Business Equipment Co., Inc. and Ashton Reserve at Northlake dated September 23, 2013;

14.	That certain Life Safety Agreement by and between Wayne Automatic Fire Sprinklers, Inc. and Ashton Reserve at Northlake dated October 22, 2012;

15.	That certain Life Safety Agreement by and between Wayne Automatic Fire Sprinklers, Inc. and Ashton Reserve at Northlake dated November 22, 2011;

16.	That certain Service Contract by and between WebListers LLC and Ashton Reserve at Northlake dated October 3, 2013; and

17.	That certain Service and Marketing Agreement by and between Time Warner Enterprises, LLC and Northlake Investors 288, LLC dated November 14, 2013.